EXHIBIT 99.2

The following statements represent pro forma disclosures applicable to the APSL Acquisition described above. The unaudited pro forma condensed balance sheet as of December 31, 2016, is based on the balance sheets of ABV Consulting, Inc. and Allied Plus (Samoa) Limited as of December 31, 2016. The unaudited pro forma condensed statement of operations for the year ended December 31, 2016 is based on the statement of operations for ABV Consulting, Inc. for the year ended December 31, 2016 and the statement of operations of Allied Plus (Samoa) Limited for the period ended December 31, 2016. The pro forma financial statements contain the adjustments and assumptions described below.

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ABV CONSULTING, INC.

Unaudited Pro Forma Condensed Balance Sheets

December 31, 2016

	ABV Consulting, Inc. December 31, 2016	ALLIED PLUS (SAMOA) LIMITED December 31, 2016	Proforma Adjustments	Proforma As Adjusted

ASSETS
Current Assets
Cash and cash equivalents	$1,636	$42,000	$-	$43,636
Total Current Assets	1,636	42,000	-	43,636

TOTAL ASSETS	$1,636	$42,000	$-	$43,636

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$3,589	$-	$-	$3,589
Due to related parties	20,000	92,619	-	112,619
Total Current Liabilities	23,589	92,619	-	116,208

TOTAL LIABILITIES	23,589	92,619	-	116,208

Stockholders' Deficit
Preferred stock: 10,000,000 authorized; $0.0001 par value
No shares issued and outstanding	-	-	-	-
Common stock: 3,000,000,000 shares authorized; $0.0001 par value 1,985,533,000 (Adjusted) and 5,533,000 (Unadjusted) shares issued and outstanding at December 31, 2016	553	-	198,000	198,553
Common Stock, $1 par value, 50,000 shares authorized, 22,000 issued and outstanding, respectively	-	22,000	(22,000)	-
Additional paid in capital (capital deficiency)	159,437	-	(357,943)	(198,506)
Accumulated deficit	(181,943)	(72,619)	181,943	(72,619)
Total Stockholders' Deficit	(21,953)	(50,619)	-	(72,572)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,636	$42,000	$-	$43,636

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ABV CONSULTING, INC.

Unaudited Pro Forma Condensed Statements of Operations

For the Year Ended December 31, 2016

	ABV Consulting, Inc.	ALLIED PLUS (SAMOA) LIMITED January 11, 2016
	Year Ended	(Inception) to
	December 31,	December 31,	Proforma	Proforma
	2016	2016	Adjustments	As Adjusted

Revenue	$2,000	$-	$(2,000)	$-
Cost of revenue	-	-	-	-
Gross Profit	2,000	-	(2,000)	-

Operating Expenses
Salaries and wages	-	7,000	-	7,000
General and administrative	22,053	65,619	(22,053)	65,619
Professional fees	49,470	-	(49,470)	-
Total Operating Expenses	71,523	72,619	(71,523)	72,619

Net loss from operations	(69,523)	(72,619)	69,523	(72,619)

Other Income (Expense)
Interest expense	(349)	-	349	-
Total other income (expense)	(349)	-	349	-

Net loss before taxes	(69,872)	(72,619)	69,872	(72,619)

Income tax benefit	-	-	-	-

Net loss	$(69,872)	$(72,619)	$69,872	$(72,619)

Other comprehensive income	-	-	-	-

Comprehensive Loss	$(69,872)	$(72,619)	$69,872	$(72,619)

Basic and dilutive loss per common share	$(0.01)	$(19.26)		$(0.00)

Weighted average number of common shares outstanding	5,533,000	3,770		1,985,533,000

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ABV CONSULTING, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Pro forma Adjustments:

The unaudited pro forma condensed balance sheet and statements of operations reflect the following adjustments associated with the acquisition of Allied Plus (Samoa) Limited by ABV Consulting, Inc.:

•	To record 1,980,000,000 shares of common stock of ABV Consulting, Inc. issued in exchange for 22,000 shares of common stock of Allied Plus (Samoa) Limited.

•	To eliminate the accumulated loss of ABV Consulting, Inc. incurred before the reverse acquisition.

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